EXHIBIT 99.1

CONTACT:	ICR, Inc.
Rachel Schacter/Allison Malkin	203-682-8200

FINAL

MOVADO GROUP, INC. PROVIDES UPDATE ON RESPONSE TO COVID-19

Paramus, NJ – April 2, 2020 -- Movado Group, Inc. (NYSE: MOV) today announced additional measures to ensure the health and safety of its employees and their families, its customers and the communities where it operates, as well as plans for dealing with business disruptions, including expense reductions in response to the impact of COVID-19.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “The health and safety of our associates, customers and business partners remains our primary focus during these unprecedented times. With this in mind, we have already temporarily closed our company-owned stores and are operating our warehouses with minimal staffing, while continuing to serve our consumers through our e-commerce platforms. As we continue to tightly manage cash during this very challenging environment, we have now made the difficult decision to furlough team members. We are very appreciative to all of our employees for their dedication to the Company and its customers.  As we look ahead, our strong balance sheet and the decisive actions announced today should enable the Company to emerge from the current crisis with the means to quickly ramp up operations to support our brands and business.”

The Company believes it is necessary and appropriate to take the following actions at this time:

•
Furlough approximately 850 employees, or approximately 80% of its North American workforce, effective April 6, 2020 through the end of May or such other time as circumstances warrant. The Company is taking similar actions around the globe in accordance with local government guidelines and programs. U.S. employee health and other benefits will be paid by the Company during the furlough.

•
Reduce salaries for its salaried employees, including Chairman and Chief Executive Officer, Efraim Grinberg, who has volunteered to forego all salary during the furlough period. All remaining salaried employees have agreed to a salary reduction of 15% to 25% during this period. Additionally, the Board of Directors will waive the cash portion of their compensation during this period.

•	Freeze the Company's match on executive deferred compensation plans and the Company's 401(k) match.
•	Reduce staffing to minimal levels at all Company warehouses worldwide. The warehouses are focused on serving e-commerce customers.
•
Implement measures to minimize all non-essential operating expenses and capital expenditures and to conserve cash. The Company possesses $190 million in cash and only $82 million of debt as of March 25, 2020.

In addition, as previously announced on March, 26, 2020, the Company temporarily closed all company-owned stores throughout the U.S., Canada and the U.K. and also discontinued the quarterly dividend and suspended its share repurchase program until further notice.

Movado Group, Inc. designs, sources, and distributes MOVADO®, MVMT®, OLIVIA BURTON®, EBEL®, CONCORD®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, LACOSTE®, SCUDERIA FERRARI®, REBECCA MINKOFF® and URI MINKOFF® watches worldwide, and operates Movado company stores in the United States and Canada.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, pandemics, including the effect of COVID-19 and other diseases on travel and traffic in our retail stores and wholesale business, the stability of the European Union (including the impact of the United Kingdom’s process to exit from the European Union), the stability of the United Kingdom after its exit from the European Union, and defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, decrease in mall traffic and increase in e-commerce, the ability of the Company to successfully implement its business strategies, competitive products and pricing, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the possible impairment of acquired intangible assets including goodwill if the carrying value of any reporting unit were to exceed its fair value, volatility in reported earnings resulting from changes in the estimated fair value of contingent acquisition consideration, the continuation of the company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, the continued availability to the Company of financing and credit on favorable terms, business disruptions, and general risks associated with doing business outside the United States including, without limitation, import duties, tariffs (including retaliatory tariffs), quotas, political and economic stability, changes to existing laws or regulations, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.